Exhibit 10(e)

MLS, LLC

and

MICHAEL L. SNOW

2649 ARCOLA LANE

WAYZATA, MN  55391

952-471-7777

March 28, 2002

Osmonics, Inc.

Attention: D. Dean Spatz

5951 Clearwater Drive

Minnetonka, MN  55343

Dear Mr. Spatz:

I hereby resign my position as a director of Osmonics, Inc. and hereby renounce and rescind the May 15, 2001 Agreement and any and all rights of any kind that either MLS, LLC or I may have individually, under said agreement effective upon payment to me of $200,000.00 and the vesting of all issued, but not vested options of any kind, immediately.  I will also execute any reasonable release documents that the Company may request.  This offer shall remain open for your acceptance until April 3, 2002, at which time, if not accepted, shall terminate and become null and void.

Very truly yours,

/s/ Michael L. Snow

Michael L. Snow

Agreed to and accepted by Osmonics, Inc.

By	/s/ D. Dean Spatz
Its:	CEO
Dated:	1 April 2002